Exhibit 4.12

FOURTH SUPPLEMENTAL INDENTURE

between

HOSPITALITY PROPERTIES TRUST

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Dated as of October 26, 2017

SUPPLEMENTAL TO THE INDENTURE DATED AS OF FEBRUARY 3, 2016

________________________

HOSPITALITY PROPERTIES TRUST

3.950% Senior Notes due 2028

________________________

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 26, 2017 between Hospitality Properties Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the “Company”) having its principal office at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and U.S. Bank National Association, a national banking organization organized and existing under the laws of the United States, as Trustee (the “Trustee”).
RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture, dated as of February 3, 2016 (as from time to time hereafter amended, supplemented or otherwise modified, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”) to be issued from time to time in one or more series; and
Pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of its Securities, to be known as its 3.950% Senior Notes due 2028, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture;
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
ARTICLE 1

DEFINED TERMS
Section 1.1    Terms Defined in Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.
Section 1.2    Supplemental Definitions. The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Base Indenture:
“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
“Adjusted Total Assets” has the meaning provided in clause (i) of Section 3.1(a) hereof.
“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries, excluding amortization of debt discounts and deferred financing costs.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the Corporate Trust Office is located are required or authorized to close.
“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.
“Cash Equivalents” means demand deposits, certificates of deposit or repurchase agreements with banks or other financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, “P‑2” (or its equivalent) or better by Moody’s or “A‑2” (or its equivalent) or better by Standard & Poor’s.
“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) cash reserves made by lessees as required by the Company’s leases for periodic replacement and refurbishment of the Company’s assets, (iii) provision for taxes of the Company and its Subsidiaries based on income, (iv) amortization of debt discounts and deferred financing costs, (v) provisions for gains and losses on properties and property depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vii) amortization of deferred charges.
“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:
(i)    borrowed money or evidenced by bonds, notes, debentures or similar instruments;
(ii)    indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such Encumbrance;
(iii)    the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(iv)    the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or
(v)    any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (v) above, that any such items (other than letters of credit) would be properly classified as a liability on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles. Debt also (1) excludes any indebtedness (A) with respect to which a defeasance or covenant defeasance or discharge has been effected (or an irrevocable deposit is made with a trustee in an amount at least equal to the outstanding principal amount of such indebtedness, the remaining scheduled payments of interest thereon to, but not including, the applicable maturity date or redemption date, and any premium or otherwise as provided in the terms of such indebtedness) in accordance with the terms thereof or which has been repurchased, retired, repaid, redeemed, irrevocably called for redemption (and an irrevocable deposit is made with a trustee in an amount at least equal to the outstanding principal amount of such indebtedness, the remaining scheduled payments of interest thereon to, but not including, such redemption date, and any premium) or otherwise satisfied or (B) that is secured by cash or Cash Equivalents irrevocably deposited with a trustee in an amount, in the case of this clause (B), at least equal to the outstanding principal amount of such indebtedness and the remaining scheduled payments of interest thereon and (2) includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“Depositary” has the meaning provided in Section 2.1(d) hereof.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (ii) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt, or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), in each case on or prior to the Stated Maturity of the principal of the Notes.
“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, gains and losses from early extinguishment of debt and property valuation losses, in each case as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles.
“Encumbrance” means any mortgage, lien, charge, pledge, security interest or other encumbrance of any kind.
“Interest Payment Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(e) of this Supplemental Indenture.
“Joint Venture Interests” means assets of the Company and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by the Company and its Subsidiaries, on the one hand, and one or more other Persons not constituting Affiliates of the Company, on the other hand, excluding any entity or properties (i) which is a Subsidiary or are properties if the co-ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary, or (ii) to which, at the time of determination, the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services. In no event shall Joint Venture Interests include equity securities that are part of a class of equity securities that are traded on a national or regional securities exchange or a recognized over-the-counter market or any investments in debt securities, mortgages or other Debt.
“Make-Whole Amount” means, in connection with any optional redemption of any Notes prior to July 15, 2027, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on July 15, 2027, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on July 15, 2027, over (ii) the aggregate principal amount of the Notes being redeemed. In the case of any redemption of the Notes on or after July 15, 2027, the Make-Whole Amount means zero. The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.
“Notes” means the Company’s 3.950% Senior Notes due 2028, issued under this Supplemental Indenture and the Indenture, as amended or supplemented from time to time.
“Regular Record Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(e) of this Supplemental Indenture.
“Reinvestment Rate” means a rate per annum equal to the sum of 0.30% (thirty one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity

(which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be July 15, 2027), as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
“Secured Debt” means Debt of the Company or its Subsidiaries secured by an Encumbrance on the property of the Company or its Subsidiaries.
“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning of Regulation S-X, promulgated by the Commission under the Securities Act) of the Company.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereof.
“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under this Supplemental Indenture, then any publicly available source of similar market data which shall be designated by the Company.
“Subordinated Debt” means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes.
“Subsidiary” means any corporation or other Person of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors or persons serving comparable functions as directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).
“Total Unencumbered Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) the amount of all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt, in each case on such date determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles); provided that, in determining Total Unencumbered Assets as a percentage of the aggregate outstanding principal amount of the

Unsecured Debt of the Company and its Subsidiaries on a consolidated basis for purposes of the covenant set forth in Section 3.1(b) of this Supplemental Indenture, Joint Venture Interests shall be excluded from Total Unencumbered Assets to the extent such Joint Venture Interests would otherwise be included therein.
“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.
“Unsecured Debt” means any Debt of the Company or its Subsidiaries which is not Secured Debt.
ARTICLE 2

TERMS OF THE NOTES
Section 2.1    Terms of the Notes. Pursuant to Section 301 of the Base Indenture, the Notes shall have the following terms and conditions:
(a)    Title. The Notes shall be in registered form under the Indenture and shall be known as the Company’s “3.950% Senior Notes due 2028.”
(b)    Aggregate Principal Amount. Except (i) as provided in this Section and (ii) for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered hereunder, the Notes will be limited to an aggregate principal amount of $400,000,000, subject to the right of the Company to reopen such series for issuances of additional Notes having the same terms and conditions as the Notes first issued except for issue date, issue price and, if applicable, the first Interest Payment Date thereon and related interest accrual date.
(c)    Form of Notes. The Notes (together with the Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.
(d)    Registered Securities in Book Entry Form. The Notes shall be initially issued in the form of one or more registered Global Securities without coupons (each, a “Global Note”) and shall be deposited with, or on behalf of, The Depository Trust Company (“DTC” and, together with any successor depositary with respect to the Global Notes appointed under the Indenture, the “Depositary”) and registered in the name of DTC’s nominee, Cede & Co. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby under the circumstances described below, a Global Note may not be transferred except as a whole by a Depositary to its nominee, by a nominee of a Depositary to such Depositary or another nominee of such Depositary, or by a Depositary or its nominee to a successor Depositary or a nominee of such successor.

So long as a Depositary or its nominee is the registered owner of a Global Note, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under this Supplemental Indenture. Except as provided below, owners of a beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any direction, instructions or approvals to the Trustee hereunder.
A Global Note may be exchanged in whole or in part for individual Notes represented thereby only if (i) the Depositary (A) has notified the Company that it is unwilling or unable to continue as a depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act, and in either case a successor depositary shall not have been appointed by the Company within 90 days of such notice or (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Security Register has received a written request from an owner of beneficial interest in such Global Note. In any such case, the Company will issue individual Notes in exchange for such Global Note representing such Notes in authorized denominations.
Notwithstanding any provisions of Section 2.1(e) or Section 2.1(f) of this Supplemental Indenture to the contrary, payments of principal, premium, if any, and interest on any Global Note shall be made in accordance with the procedures of the Depositary and its participants in effect from time to time.
(e)    Interest and Interest Rate. The Notes will bear interest at a rate of 3.950% per annum, from October 26, 2017 (or, in the case of Notes issued upon the reopening of this series of Notes, from the date designated by the Company in connection with such reopening), or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2018, or if such day is not a Business Day, on the next succeeding Business Day (each of which shall be an “Interest Payment Date”), to the Persons in whose names the Notes are registered in the Security Register at the close of business on the Regular Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).
(f)    Principal Repayment; Currency. The Stated Maturity of the principal of the Notes is January 15, 2028; provided, however, the Notes may be earlier redeemed at the option of the Company as provided in Section 2.1(g) below. The principal of each Note payable on its maturity date shall be paid against presentation and surrender thereof at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts.
(g)    Redemption at the Option of the Company. The Notes will be subject to redemption in whole at any time or in part from time to time before they mature at the option of the Company upon not less than 30 nor more than 60 days’ notice to each Holder of Notes to be redeemed at its address appearing in the Security Register, or, in the case of any Global Note, in accordance with the procedures of the Depositary and its participants in effect from time to time, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the applicable Redemption Date, plus (ii) the Make-Whole Amount, if any (it being understood that if the Notes are redeemed on or after July 15, 2027, the Make-Whole Amount equals zero).
(h)    Notices. Notices to the Company shall be directed to it at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, fax number (617) 796-8349, Attention: President; notices to the Trustee shall be directed to it at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, fax number (617) 603-6683, Attention: Corporate Trust Department, Re: Hospitality Properties Trust 3.950% Senior Notes due 2028, or as to either party, at such other address as shall be designated by such party in a written notice to the other party.
(i)    Legal Holidays. If any Interest Payment Date, Stated Maturity date or Redemption Date for the Notes falls on a day that is not a Business Day, the payment otherwise payable on such day will be due and payable on the next succeeding Business Day, and no interest will accrue thereon for the period from and after such Interest Payment Date, Stated Maturity date or Redemption Date, as the case may be, through such next succeeding Business Day. The provisions of this Section 2.1(i) shall supersede and replace Section 113 of the Base Indenture with respect to the Notes.
ARTICLE 3

ADDITIONAL COVENANTS
Section 3.1    Additional Covenants of the Company. In addition to the covenants of the Company set forth in Article Eight and Article Ten of the Base Indenture, for the benefit of the Holders of the Notes:
(a)    Limitations on Incurrence of Debt.
(i)    The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication):
(A)     the Total Assets of the Company and its Subsidiaries as of the end of the fiscal quarter covered in the Company’s Annual Report on Form 10‑K, or its Quarterly Report on Form 10‑Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted or required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and

(B)    the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
For purposes of this Supplemental Indenture, the sum of (A) and (B) above is the Company’s “Adjusted Total Assets.”
(ii)    The Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 40% of Adjusted Total Assets.
(iii)    The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and on a pro forma basis, including the application of the proceeds therefrom, the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, calculated on the assumptions that:
(A)    such Debt and any other Debt incurred by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;
(B)    the repayment, retirement or other discharge of any other Debt by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(C)    in the case of Acquired Debt or Debt incurred in connection with or in contemplation of any acquisition, including any Person becoming a Subsidiary, since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and
(D)    in the case of any acquisition or disposition by the Company and its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating interest rate, then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entirety of such four-quarter period had been the applicable rate for the entirety of such period.
(b)    Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.
(c)    Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, it will, within 15 days after each of the respective dates by which it would have been required to file annual reports, quarterly reports and other documents with the Commission if it were so subject, (1) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, if it were subject to such Sections, (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, if it was subject to such Sections, and (3) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder; provided that, the foregoing requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports, documents or information filed by the Company and delivery of such reports, documents or information to the Trustee is for informational purposes only and receipt of such shall not constitute constructive notice thereof or any information contained therein.
Notwithstanding the foregoing, if at any time the Notes are guaranteed by any direct or indirect parent company of the Company, the Company may satisfy its obligations under this Section 3.1(c) with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.
ARTICLE 4

OTHER PROVISIONS

Section 4.1    Sinking Funds not Applicable. Section 501(c) of the Base Indenture shall not be applicable to the Notes.
Section 4.2    Restatement of Section 501(e) of Base Indenture. The provisions of Section 501(e) of the Base Indenture, as applied to the Notes, shall be deemed to read as follows in lieu of the provisions set forth therein:
(e)    the Company or one of its Significant Subsidiaries, if any, pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, or (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or
Section 4.3    Restatement of Section 501(f) of Base Indenture. The provisions of Section 501(f) of the Base Indenture, as applied to the Notes, shall be deemed to read as follows in lieu of the provisions set forth therein:
(f)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or one of its Significant Subsidiaries in an involuntary case, (ii) appoints a Custodian of the Company or such Significant Subsidiary or for all or substantially all of its property, or (iii) orders the liquidation of the Company or such Significant Subsidiary, and the order or decree remains unstayed and in effect for 90 days; or
Section 4.4    Additional Event of Default. In accordance with Section 501(g) of the Base Indenture, the following shall constitute an “Event of Default” with respect to the Notes: default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to debt securities issued under the Indenture other than the Notes) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of more than 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture.
Section 4.5    No Make-Whole Amount Upon Acceleration. Notwithstanding any provisions to the contrary in the Base Indenture, upon any acceleration of the Notes under

Section 502 of the Base Indenture, the amount immediately due and payable in respect of the Notes shall equal the outstanding principal amount thereof, plus accrued and unpaid interest thereon.
Section 4.6    Satisfaction and Discharge. Article Four of the Base Indenture applies to the Notes, except for the proviso at the end of Section 401(a).
Section 4.7    Applicability of Defeasance and Covenant Defeasance Provisions. Article Thirteen of the Base Indenture, including provisions for Defeasance and Covenant Defeasance, applies to the Notes, except for the proviso at the end of the first sentence of Section 1304(a).
Section 4.8    Restatement of Section 608 of Base Indenture. The provisions of Section 608 of the Base Indenture, as applied to the Notes, shall be deemed to read as follows in lieu of the provisions set forth therein:
If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by such Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Securities of more than one series or a trustee under that certain Indenture, dated as of February 25, 1998, between the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company).
ARTICLE 5

EFFECTIVENESS
This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Base Indenture. As supplemented hereby, the Base Indenture is hereby confirmed as being in full force and effect.
ARTICLE 6

MISCELLANEOUS
Section 6.1    Separability. In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.
Section 6.2    Construction of Terms. To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Base Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.
Section 6.3    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 6.5    Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.
HOSPITALITY PROPERTIES TRUST

By:_/s/ Mark L. Kleifges ___________	Name: Mark L. Kleifges Title: Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as
Trustee
By:_/s/ David W. Doucette ___________
Name: David W. Doucette
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A
FORM OF NOTE
[Form of Face of Security]
[Insert Applicable Legends]
HOSPITALITY PROPERTIES TRUST
3.950% Senior Notes due 2028
No. ____    $ ___________
Hospitality Properties Trust, a real estate investment trust duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________________, or registered assigns, the principal sum of ___________________ Dollars ($_____________) on January 15, 2028, and to pay interest thereon from October 26, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing July 15, 2018 at the rate of 3.950% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or, in the case of any Note that is a Global Security, in accordance with the procedures of The Depository Trust Company (“DTC”), or any successor depositary with respect to the Global Notes appointed under the Indenture, the “Depositary”), and its participants in effect from time to time; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED AUGUST 21, 1995, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST. ALL PERSONS DEALING WITH HOSPITALITY

PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:                        HOSPITALITY PROPERTIES TRUST
By:
Name:
Title:
CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

[Form of Reverse of Security]

1.    General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 3, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), as supplemented by a Fourth Supplemental Indenture, dated as of October 26, 2017 (as amended, supplemented or otherwise modified from time to time, the “Supplemental Indenture” and the Base Indenture, as supplemented by such Supplemental Indenture, the “Indenture”), between the Company and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (such series, the “Notes”).
2.    Optional Redemption. The Notes will be subject to redemption in whole at any time or in part from time to time before they mature at the option of the Company upon not less than 30 nor more than 60 days’ notice by mail to each Holder of Notes to be redeemed at its address appearing in the Security Register or, in the case of any Note that is a Global Security, in accordance with the procedures of the Depositary and its participants in effect from time to time, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest and unpaid interest, if any, from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the applicable Redemption Date and (ii) the Make-Whole Amount, if any (it being understood that if the Notes are redeemed on or after July 15, 2027, the Make-Whole Amount equals zero).
As used herein the term “Make-Whole Amount” means, in connection with any optional redemption of any Notes prior to July 15, 2027, the excess, if any, of (i) the aggregate present value as of the date of redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on July 15, 2027, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on July 15, 2027, over (ii) the aggregate principal amount of the Notes being redeemed. In the case of any redemption of the Notes on or after July 15, 2027, the Make-Whole Amount will equal zero. The Make-Whole Amount shall be calculated by the Company and set forth in an Officers’ Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officers’ Certificate.
As used herein the term “Reinvestment Rate” means a rate per annum equal to the sum of 0.30% (thirty one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be July 15, 2027), as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
As used herein the term “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Supplemental Indenture, then any publicly available source of similar market data which shall be designated by the Company.
The Company shall not be required to make sinking fund or redemption payments with respect to the Notes.

In the event of redemption of this Security in part only, a new Note or Notes and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
3.    Discharge and Defeasance. The Indenture contains provisions for discharge or defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
4.    Defaults and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes, plus accrued and unpaid interest thereon, may be declared due and payable in the manner and with the effect provided in the Indenture.
5.    Actions of Holders. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or this Security or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
6.    Payments Not Impaired. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
7.    Denominations, Transfer, Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

8.    Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
9.    Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[ASSIGNMENT FORM]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM    ‑‑    as tenants in common    UNIF GIFT MIN ACT    ‑‑    _______ Custodian_______
TEN ENT    ‑‑    as tenants by the entireties            (Cust)    (Minor)
JT TEN    ‑‑    as joint tenants with right of survivorship    Under Uniform Gifts to Minors
and not as tenants in common    Act
(State)

Additional abbreviations may also be used though not in the above list.
______________________________________
FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing
Attorney
to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:                        Signed:
Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.
Signature Guarantee*:___________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).